Exhibit 10.29
Consulting Arrangement with Paul J. Klaassen
     As previously disclosed, in November 2008, Sunrise Senior Living, Inc. (the “Company”) entered into an oral consulting arrangement with Paul J. Klaassen, the Company’s non-executive Chair of the Board of Directors. Under the consulting arrangement, the Company agreed to pay Mr. Klaassen a fee of $25,000 per month for consulting with the Company and Mark S. Ordan, the Company’s new chief executive officer, on senior living matters. This was in addition to any benefits Mr. Klaassen was entitled to under his prior employment agreement. Fees totaling $87,500 were paid to Mr. Klaassen for three and a half months commencing in November 2008.